UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 5, 2008

Senesco Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31326	84-1368850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 George Street, Suite 420, New Brunswick, New Jersey	08901
(Address of Principal Executive Offices)	(Zip Code)

(732) 296-8400
(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01 Other Events.

On June 5, 2008, Senesco Technologies, Inc. (the “Company”) announced further details of its continuing preclinical multiple myeloma research.  In February 2008, the Company announced results of preclinical animal studies in which Senesco’s Factor 5A technology, encapsulated in nanoparticles, was able to induce apoptosis in multiple myeloma tumors when injected intratumorally.

Senesco has continued its research in both preclinical animal models and human multiple myeloma cell lines, while also studying intravenous delivery of its therapy. In its previously announced preclinical testing and its recent expanded studies, the Company has used a combination therapy of its siRNA against Factor 5A as well as a plasmid of the Factor 5A gene encapsulated in a nanoparticle.

Whether the combination therapy was injected intratumorally or systemically, human multiple myeloma tumors grown subcutaneously in the flanks of immunodeficient mice were reduced by approximately 95% versus tumors in untreated mice.  Additionally, groups of treated mice were studied for up to three weeks after the last therapeutic injection and in mice whose tumors had regressed, the tumors did not regenerate.

In human multiple myeloma cell line studies, Senesco determined that its siRNA may sensitize cells for apoptosis through a reduction in activation of NFkB, a key inflammatory transcription factor.  The siRNA also reduced levels of ICAM (intracellular adhesion molecule), a binding molecule, which is involved in promoting tissue inflammation.

The Company, together with its CRO, is evaluating potential manufacturing centers for its materials, planning preclinical toxicology studies, and continuing preclinical disease model studies.

On June 5, 2008, the Company issued a press release announcing the further details of its continuing preclinical multiple myeloma research. A copy of this press release is furnished as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release of Senesco Technologies, Inc. dated June 5, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SENESCO TECHNOLOGIES, INC.

Dated: June 5, 2008	By:	/s/ Bruce Galton
	Name:	Bruce Galton
	Title:	President and Chief Executive Officer